AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1, effective as of April 18, 2014 (“Amendment No. 1”) to the Investment Management Agreement, dated as of May 1, 2011 (the “Agreement”), between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”), and AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (“FMG LLC” or “Manager”).

The Trust and FMG LLC agree to modify and amend the Agreement as follows:

1.	Removed Portfolios. Effective April 18, 2014, the following Portfolios of the Trust are hereby deleted in their entirety from the Agreement: Multimanager Multi-Sector Bond Portfolio, Multimanager Small Cap Growth Portfolio, and Multimanager Small Cap Value Portfolio.

2.	Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which FMG LLC is appointed investment manager is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AXA PREMIER VIP TRUST

By:	/s/ Steven M. Joenk	By:	/s/ Brian Walsh
	Steven M. Joenk		Brian Walsh
	Chairman, Chief Executive Officer, and President		Chief Financial Officer and Treasurer

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Portfolios

The Trust shall pay the Manager, at the end of each calendar month, compensation computed at an annual rate equal to the following:

	(as a percentage of average daily net assets)
	First $750 Million	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
Multimanager Aggressive Equity Portfolio	0.600%	0.550%	0.525%	0.500%	0.475%
Multimanager Large Cap Core Equity Portfolio	0.700%	0.650%	0.625%	0.600%	0.575%
Multimanager Large Cap Value Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
Multimanager Mid Cap Growth Portfolio	0.800%	0.750%	0.725%	0.700%	0.675%
Multimanager Mid Cap Value Portfolio	0.800%	0.750%	0.725%	0.700%	0.675%
Multimanager International Equity Portfolio	0.850%	0.800%	0.775%	0.750%	0.725%
Multimanager Technology Portfolio	0.950%	0.900%	0.875%	0.850%	0.825%

	First $1.25 Billion	Next $1 Billion	Next $1 Billion	Next $2.5 Billion	Thereafter
Multimanager Core Bond Portfolio	0.550%	0.525%	0.500%	0.475%	0.450%